Exhibit 99.1

K12 Inc. Board of Directors names Stuart J. Udell as Chief Executive Officer

Nate Davis assumes role of Executive Chairman

HERNDON, Va.— (GLOBENEWSWIRE) — January 27, 2016 — K12 Inc. (NYSE: LRN), a technology-based education company and leading provider of proprietary curriculum and online school programs for students in pre-K through high school, today announced that the Company has named Stuart J. Udell as the Company’s Chief Executive Officer.  The appointment will become effective on February 8, 2016.  Nate Davis, current Chairman and Chief Executive Officer, will remain active in the business as the Executive Chairman of K12’s Board of Directors.

“Stuart is an exceptional leader and educator, passionate about our mission, and committed to providing effective, next generation educational opportunities for children,” said Nate Davis, Executive Chairman of the Board.  “His depth of experience and track record of success in education uniquely qualifies him to lead K12 and continue the progress we’ve made in improving academic outcomes, and preparing a new generation of students to succeed. Stuart will be a welcome addition to our team and together we will continue building a great education company.”

Mr. Udell brings significant strategic and operational experience to K12 in the education industry, amassed over a 27-year career.  He most recently served as Executive Chairman and prior as Chief Executive Officer of Catapult Learning, Inc., a privately held provider of instructional services, professional development, and operator of schools.  At Catapult Learning, Mr. Udell oversaw 5,500 employees across 38 states, managing 80 schools, and serving over 300,000 students nationwide.  During his tenure, Mr. Udell nearly doubled Catapult Learning’s revenue by focusing on maintaining high education quality standards and introducing technology-based offerings.  Under his leadership, Catapult Learning acquired and successfully integrated six companies, meeting the growing trend of school districts to use virtual education and blended options for students.

“It’s an honor and a privilege to lead a company that has served as a pioneer in virtual education and has a proven history of improving children’s lives,” Udell said. “I look forward to joining the K12 team, Nate Davis and the Board of Directors to continue to drive the company’s success in empowering schools, partners and families with insights and solutions that help improve student outcomes.”

Prior to joining Catapult Learning, Mr. Udell was the President of Postsecondary Education at The Princeton Review.  He was concurrently the Chief Executive Officer of Penn Foster, a global leader in high school and career-focused online learning, which was sold to The Princeton Review.  The transaction was named by Thomson Reuters as 2009 Private Equity Deal of the Year.  Due to his efforts, Penn Foster became a leading provider of online education services and partnered with school districts to provide virtual offerings and blended dropout recovery centers.

Mr. Udell spent eleven years at Kaplan, most recently as President of Kaplan K12 Learning Services, where he built the K-12 school division.  Kaplan K12 delivered reading and math skills programs, online assessment, professional development, and comprehensive school improvement solutions to major urban school districts across the nation. From 1997-2001, Mr. Udell was President of the School Renaissance Institute, the training, publishing, and research subsidiary of Renaissance Learning.  He rejoined Renaissance Learning in 2012 as a member of the board of directors, where he served until its $1.1 billion sale in 2014.

Mr. Udell has served the last thirteen years on the board of directors of the National Dropout Prevention Center/Network (Clemson University), where he was recently recognized for his contributions as Chairman.  He was also honored by the I Have a Dream Foundation in 2011 with the “Education Warrior Award” and was inducted into his own school district’s Hall of Fame in 2012.  Mr. Udell holds a MBA from Columbia University and a BS from Bucknell University.

About K12 Inc.

K12 Inc. (NYSE: LRN) is driving innovation and advancing the quality of education by delivering state-of-the-art, digital learning platforms and technology to students and school districts across the globe. K12’s award winning curriculum serves over 2,000 schools and school districts and has delivered more than four million courses over the past decade. K12 is a company of educators with the nation’s largest network of K-12 online school teachers, providing instruction, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and directly to families. The K12 program is offered through K12 partner public schools in 33 states and the District of Columbia, and through school districts and public and private schools serving students in all 50 states and more than 100 countries.  More information can be found at K12.com.

Source: K12 Inc.

K12 Inc.
Investor and Press Contact:
Mike Kraft, 571-353-7778
VP Finance, Communications & Corporate Treasurer
mkraft@k12.com